Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

by and between

QUESTAR CORPORATION

QEP RESOURCES, INC.

Dated as of June 14, 2010

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is entered into as of June 14, 2010, by and between Questar Corporation, a Utah Corporation (“Questar”), and QEP Resources, Inc., a Delaware corporation (“QEP”), each a “Party” and together, the “Parties.”

R E C I T A L S:

WHEREAS, Questar, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including (i) the Exploration and Production Business (the “QEP Business”), and (ii) the Natural Gas Transportation and Distribution Business (the “Questar Business”);

WHEREAS, the Board of Directors of Questar has determined that it is appropriate, desirable and in the best interests of Questar and its stockholders to separate Questar into two separate, independent and publicly traded companies, (i) one comprising solely the QEP Business, and (ii) one comprising mainly the Questar Business, which shall continue to be owned and conducted, directly or indirectly, by Questar;

WHEREAS, to effect this separation the Parties entered into that certain Separation and Distribution Agreement dated as of the date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, Questar and QEP have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between and among them.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used, but not defined herein shall have the meanings assigned to such terms in the Separation Agreement and the following terms shall have the following meanings:

“Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Benefit Plan” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Detrimental Conduct Provisions” shall mean any provisions that proscribe conduct of Questar Employees, QEP Employees, Former Questar Employees or Former QEP Employees in their capacity as such, whether set forth in outstanding awards under the Questar Stock Plans or otherwise, in each case as in effect from time to time.

“DOL” shall mean the U.S. Department of Labor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Former QEP Employee” shall mean, as of the Distribution Date, any individual listed on Exhibit B attached hereto or otherwise described pursuant to the rules contained on Exhibit B attached hereto.

“Former Questar Employee” shall mean, as of the Distribution Date, any individual listed on Exhibit A attached hereto or otherwise described pursuant to the rules contained on Exhibit A attached hereto.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the Internal Revenue Service.

“Participating Company” shall mean Questar or any Affiliate thereof that is a participating employer in a Questar Benefit Plan.

“Parties” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Post-Distribution Questar Option” shall have the meaning ascribed thereto in Section 9.1(a) of this Agreement.

“QEP” shall have the meaning ascribed thereto in the preamble to this Agreement.

“QEP 401(k) Plan” shall have the meaning ascribed thereto in Section 4.1(a) of this Agreement.

“QEP Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the QEP Group or any ERISA Affiliate thereof immediately following the Distribution Date, including, without limitation, the QEP Retirement Plan, the QEP 401(k) Plan, the QEP Executive Severance Plan, the QEP Nonqualified Plans, the QEP Stock Plan and the QEP Welfare Plans.

“QEP Cafeteria Plan” shall have the meaning ascribed thereto in Section 5.1(c) of this Agreement.

“QEP Deferred Compensation Plan for Directors” shall have the meaning ascribed thereto in Section 10.6(a) of this Agreement.

“QEP Employee” shall mean any individual who immediately following the Distribution Date, remains employed by or will be employed by QEP or any member of the QEP Group, including active employees and employees on an approved leave of absence (including accrued paid time off leave (PTO), qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, leave under the QEP Short-Term Disability Plan and leave under the Family Medical Leave Act and other approved leaves).

“QEP Executive Severance Plan” shall have the meaning ascribed thereto in Section 10.4(a) of this Agreement.

“QEP Nonqualified Plans” shall have the meaning ascribed thereto in Section 8.1 of this Agreement.

“QEP Option” shall mean an option to purchase shares of QEP Common Stock as of the Distribution Date, which shall be issued pursuant to the QEP Stock Plan as part of the adjustment to Questar Options in connection with the Distribution.

“QEP Participant” shall mean any individual who, immediately following the Distribution Date, is a QEP Employee, a Former QEP Employee, or a beneficiary, dependent or alternate payee of any of the foregoing.

“QEP Restricted Share” shall mean a share of QEP Common Stock that is subject to forfeiture based on the extent of attainment of a vesting requirement, which share is issued pursuant to the QEP Stock Plan.

“QEP Retiree Welfare Benefits Eligible Group” shall mean that group of QEP Employees who have an original hire date with Questar or its affiliates that occurred before January 1, 1997 and, immediately prior to the Distribution Date, could have become eligible for retiree medical and life benefits under a Questar Welfare Plan by (i) attaining age 55, (ii) completing 10 years of service and (iii) timely commencing benefits under the Questar Retirement Plan, regardless of whether such person could actually satisfy these requirements as of the Distribution Date.

“QEP Retirement Plan” shall have the meaning ascribed thereto in Section 3.1(a) of this Agreement.

“QEP Stock Plan” shall have the meaning ascribed thereto in Section 2.5 of this Agreement.

“QEP Supplemental Executive Retirement Plan” shall have the meaning ascribed thereto in Section 8.1 of this Agreement.

“QEP Welfare Plans” shall have the meaning ascribed thereto in Section 5.1(a) of this Agreement.

“Questar” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Questar 401(k) Plan” shall mean the Questar Corporation Employee Investment Plan, as amended and restated effective January 1, 2009.

“Questar Annual Cash Incentive Plans” shall mean, collectively, the plans listed on Schedule C attached hereto.

“Questar Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the Questar Group or any ERISA Affiliate thereof prior to the Distribution Date.

“Questar Cafeteria Plan” shall have the meaning ascribed thereto in Section 5.1(c) of this Agreement.

“Questar Deferred Compensation Plan for Directors” shall mean the Questar Corporation Deferred Compensation Plan for Directors, as amended and restated effective January 1, 2005.

“Questar Employee” shall mean any individual who, immediately following the Distribution Date, remains employed by or will be employed by Questar or any member of the Questar Group, including active employees and employees on an approved leave of absence (including accrued PTO, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, leave under the Questar Corporation Short-Term Disability Program and leave under the Family Medical Leave Act and other approved leaves).

“Questar Executive Severance Plan” shall mean the Questar Corporation Executive Severance Compensation Plan, as amended and restated effective October 23, 2007.

“Questar Nonqualified Plans” shall mean, collectively, the plans listed on Schedule B attached hereto.

“Questar Option” shall mean an option to purchase shares of Questar Common Stock granted pursuant to the Questar Stock Plan.

“Questar Participant” shall mean any individual who, immediately following the Distribution Date, is a Questar Employee, a Former Questar Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Questar Restricted Share” shall mean a share of Questar Common Stock that is subject to forfeiture based on the extent of attainment of a vesting requirement, which share is issued pursuant to the Questar Stock Plan.

“Questar Retained Claim” shall have the meaning ascribed thereto in Section 10.5(a) of this Agreement.

“Questar Retirement Plan” shall mean the Questar Corporation Retirement Plan, as amended and restated effective January 1, 2009.

“Questar Stock Plan” shall mean the Questar Corporation Long-Term Stock Incentive Plan, as amended and restated effective May 18, 2010, the Questar Corporation Stock Option Plan for Directors, as amended and restated effective October 29, 1998, and any other stock option or stock incentive compensation plan or arrangement maintained before the Distribution Date for employees, officers, consultants, non-employee directors, independent contractors or other service providers of Questar or its Affiliates.

“Questar Welfare Plans” shall mean, collectively, the plans listed on Schedule A attached hereto.

“Separation Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“VEBA” shall mean the Questar Corporation Employee Benefit Trust, as amended and restated effective February 1, 1996, which is intended to be a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, Questar shall, or shall cause one or more members of the Questar Group to, assume or retain and Questar shall pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Questar Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all Questar Employees and Former Questar Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Questar Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Questar Group or whose employment or service is or was otherwise primarily associated with the Questar Business), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Questar Group or QEP Group, and (iii) any other Liabilities or obligations expressly assigned to Questar or any of its Affiliates under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the Questar Group as provided for in this Section 2.1(a) are intended to be “Questar Liabilities” as such term is defined in the Separation Agreement.

(b) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, QEP shall, or shall cause one or more members of the QEP Group to, assume or retain, as applicable, and QEP shall pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all QEP Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all QEP Employees and Former QEP Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the QEP Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the QEP Group or whose employment or service is or was otherwise primarily associated with the QEP Business), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Questar Group or the QEP Group, and (iii) any other Liabilities or obligations expressly assigned to QEP or any of its Affiliates under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the QEP Group as provided for in this Section 2.1(b) are intended to be “QEP Liabilities” as such term is defined in the Separation Agreement.

(c) From time to time after the Distribution, QEP shall promptly reimburse Questar, upon Questar’s reasonable request and the presentation by Questar of such substantiating documentation as QEP shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Questar or its Affiliates that are the responsibility of QEP or its Affiliates pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Questar not later than the first anniversary of the Distribution.

(d) From time to time after the Distribution, Questar shall promptly reimburse QEP, upon QEP’s reasonable request and the presentation by QEP of such substantiating documentation as Questar shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by QEP or its Affiliates that are the responsibility of Questar or its Affiliates pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by QEP not later than the first anniversary of the Distribution.

(e) All Liabilities under all Questar Benefit Plans and QEP Benefit Plans and all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all Questar Employees, Former Questar Employees, QEP Employees and Former QEP Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Questar Group or QEP Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Questar Group or QEP Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Questar Group or QEP Group, that are not allocated pursuant to the terms of this Agreement shall be treated as Unallocated Liabilities under the Separation Agreement.

Section 2.2 QEP Participation in Questar Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (i) effective as of the Distribution Date, QEP and each member of the QEP Group shall cease to be a Participating Company in each Questar Benefit Plan, and (ii) each QEP Participant and any other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Questar Group or the QEP Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Questar Group or the QEP Group), effective as of the Distribution Date, shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any Questar Benefit Plan, and Questar and QEP shall take all necessary action to effectuate each such cessation.

Section 2.3 Comparable Compensation and Benefits. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, QEP (acting directly or through its Affiliates) intends immediately following the Distribution Date to provide QEP Employees with compensation opportunities (including salary, wages, commissions and bonus opportunities) and employee benefits that are generally comparable, in the aggregate, to the compensation opportunities and employee benefits to which such QEP Employees were entitled immediately prior to the Distribution Date.

Section 2.4 Service Recognition.

(a) Pre-Distribution Service Credit. QEP shall give each QEP Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any QEP Benefit Plan for such QEP Participant’s service with any member of the Questar Group prior to the Distribution Date to the same extent such service was recognized by the applicable Questar Benefit Plan immediately prior to the Distribution Date; provided, that, such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b) Post-Distribution Service Crediting. Except to the extent imposed by law, neither Questar nor QEP (acting directly or through their respective Affiliates) shall be obligated to recognize any service after the Distribution Date for any purpose under any of their respective Benefit Plans if either a Questar Employee becomes employed by a member of the QEP Group, or a QEP Employee becomes employed by a member of the Questar Group after the Distribution Date; provided, however, that nothing herein shall prohibit Questar or QEP or their respective Affiliates from recognizing such service.

Section 2.5 Approval by Questar As Sole Stockholder. Effective as of the Distribution Date, QEP shall have adopted the QEP Resources, Inc. Long-Term Stock Incentive Plan (the “QEP Stock Plan”) which shall permit the issuance of stock incentive awards that have material terms and conditions substantially similar to those stock incentive awards issued under the Questar Stock Plan that are to be substituted with QEP stock incentive awards in connection with the Distribution. The QEP Stock Plan, the annual cash incentive plans adopted by QEP in accordance with Section 10.1(c), and the long-term cash incentive plan adopted by QEP in accordance with Section 10.2(e) of this Agreement shall be approved prior to the Distribution by Questar as QEP’s sole shareholder.

Section 2.6 Transfer of Assets. Assets, if any, attributable to the Liabilities referenced in the preceding provisions of this Article II shall be allocated (if applicable) as provided in the remaining provisions of this Agreement.

ARTICLE III

QUALIFIED DEFINED BENEFIT PLAN

Section 3.1 Retirement Plan.

(a) Establishment of New Retirement Plan. Effective as of the Distribution Date, QEP (acting directly or through its Affiliates) shall establish a qualified defined benefit plan and trust (the “QEP Retirement Plan”) for the benefit of those eligible QEP Employees (and their beneficiaries and alternate payees) who are participants or would have become participants but for the service requirement in the Questar Retirement Plan as of the Distribution Date, (the “QEP Retirement Plan Participants”); provided, however, that any such individuals who are eligible to participate in the QEP Supplemental Executive Retirement Plan on the Distribution Date shall not accrue benefits under the QEP Retirement Plan after the Distribution Date. QEP shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the QEP Retirement Plan so that it is qualified under Section 401(a) of the Code and the related trust thereunder is exempt under Section 501(a) of the Code.

(b) Assumption of Questar Retirement Plan Liabilities; Transfer of Assets from Questar Retirement Plan. Within ninety (90) days following the Distribution Date (or such later time as mutually agreed by the Parties), Questar shall cause the Assets and Liabilities assumed by QEP under the Questar Retirement Plan to be transferred to the QEP Retirement Plan (excluding, for the avoidance of doubt, any Assets and Liabilities under the Questar Retirement Plan attributable to QEP Former Employees which shall remain in the Questar Retirement Plan). QEP shall cause the QEP Retirement Plan to accept such transfer and to assume, fully perform, pay and discharge, all Liabilities under the Questar Retirement Plan relating to all QEP Retirement Plan Participants as of the Distribution Date. Calculation of the present value of such Liabilities shall be in accordance with the principles of Section 414(l) of the Code and the regulations promulgated thereunder, using interest rates and other assumptions prescribed by Questar’s actuaries for such purposes. The Assets to be transferred to the QEP Retirement Plan shall have a fair market value equal to the amount required to be transferred in accordance with Section 414(l) of the Code. Assets to be transferred pursuant to this Section 3.1(b) shall be in kind and/or in cash, as determined by Questar in its discretion.

(c) No Distributions. No distribution of benefits shall be made to any QEP Participant solely on account of the transfers from the Questar Retirement Plan described in subsection (b) above.

(d) Qualification Failures. The Parties hereto agree that to the extent either of them becomes aware that either the Questar Retirement Plan or the QEP Retirement Plan fails, or may fail, to be qualified under Section 401(a) of the Code, it shall notify the other Party, and the Parties shall cooperate and use their best efforts to avoid such disqualification, including using the Employee Plans Compliance Resolution System under Revenue Procedure 2008-50 (or its successor).

(e) Regulatory Filings. In connection with the transfer of Assets and Liabilities from the Questar Retirement Plan to the QEP Retirement Plan as discussed in this Article III, Questar and QEP (each acting directly or through their respective Affiliates) shall cooperate in making any and all appropriate filings required by the IRS, or required under the Code, ERISA or any applicable regulations, and take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the establishment of the QEP Retirement Plan.

ARTICLE IV

QUALIFIED DEFINED CONTRIBUTION PLAN

Section 4.1 Questar 401(k) Plan; QEP 401(k) Plan.

(a) Establishment of the QEP 401(k) Plan. Effective as of the Distribution Date, QEP shall, or shall have caused one of its Affiliates to, establish a defined contribution plan and trust solely for the benefit of those eligible QEP Employees (and their beneficiaries and alternate payees) (the “QEP 401(k) Plan”). QEP shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the QEP 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. QEP (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the QEP 401(k) Plan.

(b) Transfer of Questar 401(k) Plan Assets. Within ninety (90) days following the Distribution Date (or such later time as mutually agreed by the Parties), Questar shall cause the accounts (including promissory notes related to outstanding participant loans) in the Questar 401(k) Plan attributable to eligible QEP Employees and all of the Assets in the Questar 401(k) Plan related thereto to be transferred to the QEP 401(k) Plan, and QEP shall cause the QEP 401(k) Plan to accept such transfer of accounts and underlying Assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations relating to the accounts of QEP Participants (to the extent the Assets related to those accounts are actually transferred from the Questar 401(k) Plan to the QEP 401(k) Plan) as of the Distribution Date. The assets to be transferred to the QEP 401(k) Plan shall have a fair market value equal to the amount required to be transferred in accordance with Section 414(l) of the Code. Assets to be transferred pursuant to this Section 3.1(b) shall be in kind and/or in cash, as determined by Questar in its discretion; provided that the investments in Questar Common Stock and QEP Common Stock shall be transferred in-kind.

(c) Continuation of Elections. As of the Distribution Date, QEP (acting directly or through its Affiliates) shall cause the QEP 401(k) Plan to recognize and maintain all Questar 401(k) Plan elections, including, but not limited to, deferral, investment, and payment form elections, dividend elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to eligible QEP Employees, to the extent such election or designation is available under the QEP 401(k) Plan.

(d) No Distributions. No distribution of account balances shall be made to any QEP Participant solely on account of the transfers from the Questar 401(k) Plan described in subsection (b) above.

(e) Employer Securities.

(i) Effective immediately after the Distribution Date, a QEP Common Stock fund shall be added as an investment option to the Questar 401(k) Plan, and there shall be both a QEP Common Stock fund and a Questar Common Stock fund added as investment options to the QEP 401(k) Plan. However, the respective plan fiduciaries have the sole responsibility and discretion to determine the investment options available under the plans and the extent to which new contributions, earnings or dividends maybe reinvested in such investment options.

(ii) To the extent not already required by applicable Law, Questar and QEP each presently intend to preserve the right of Questar Participants and QEP Participants, respectively, to receive distributions in kind from, respectively, the Questar 401(k) Plan and the QEP 401(k) Plan, if, and to the extent, of investments under such plans in investment funds comprised of Questar Common Stock or QEP Common Stock.

(f) Qualification Failures. The Parties hereto agree that to the extent either of them becomes aware that either the Questar 401(k) Plan or the QEP 401(k) Plan fails, or may fail, to be qualified under Section 401(a) of the Code, it shall notify the other Party, and the Parties shall cooperate and use their best efforts to avoid such disqualification, including using the Employee Plans Compliance Resolution System under Revenue Procedure 2008-50 (or its successor).

(g) Regulatory Filings. In connection with the transfer of Assets and Liabilities from the Questar 401(k) Plan to the QEP 401(k) Plan as discussed in this Article IV, Questar and QEP (each acting directly or through their respective Affiliates) shall cooperate in making any and all appropriate filings required by the IRS, or required under the Code, ERISA or any applicable regulations, and take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the establishment of the QEP 401(k) Plan.

Section 4.2 Contributions as of the Distribution Date. All contributions payable to the Questar 401(k) Plan with respect to employee deferrals and contributions, matching contributions and other contributions for QEP Participants through the Distribution Date, determined in accordance with the terms and provisions of the Questar 401(k) Plan, ERISA and the Code, shall be paid by Questar to the Questar 401(k) Plan prior to the date of the Asset transfer described in Section 4.1(b) of this Agreement. All contributions to be made under the QEP 401(k) Plan on or after the Distribution Date shall be the responsibility of the QEP Group.

ARTICLE V

HEALTH AND WELFARE PLANS

Section 5.1 Health and Welfare Plans Maintained By QEP as of the Distribution Date.

(a) Establishment of the QEP Welfare Plans. Questar or one or more of its Affiliates maintain each of the health and welfare plans set forth on Schedule A attached hereto (the “Questar Welfare Plans”) for the benefit of eligible Questar Participants and QEP Participants. Effective as of the Distribution Date, QEP shall, or shall cause a QEP Affiliate to, adopt, for the benefit of eligible QEP Participants, health and welfare plans, the terms of which are substantially comparable, in the aggregate, to the applicable terms of the Questar Welfare Plans as in effect immediately prior to the Distribution Date (collectively, the “QEP Welfare Plans”), except to the extent provided in Sections 5.1(g) and 5.1(h). To the extent any Questar Welfare Plan is funded through the purchase of an insurance contract, subject to any stop loss contract, or administered by a third-party vendor, Questar and QEP shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts, stop loss contract, vendor contracts for QEP, to maintain any pricing discounts or other preferential terms for both Questar and QEP for a reasonable term, and to ensure that any claims experience under the Questar Welfare Plans attributable to QEP participants shall be available to the QEP Welfare Plans through December 31, 2010, as permitted by any applicable privacy protection laws, regulations or contracts.

(b) Terms of Participation in QEP Welfare Plans. QEP (acting directly or through its Affiliates) shall cause all QEP Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to QEP Participants, other than limitations that were in effect with respect to QEP Participants as of the Distribution Date under the Questar Welfare Plans, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a QEP Participant following the Distribution Date to the extent such QEP Participant had satisfied any similar limitation under the analogous Questar Welfare Plan. Additionally, the QEP Welfare Plans shall provide that the QEP Participants are credited with or otherwise have taken into account, to the extent applicable, service credits, any expenses incurred towards deductibles, out-of-pocket limits, maximum benefit payments, and any benefit usage towards plan limits credited to such individual under the terms of the applicable existing Questar Welfare Plans and as if such expenses and usage had originally been credited to such individual under the QEP Welfare Plans.

(c) Cafeteria Plan. As soon as practicable following the Distribution Date, QEP (acting directly or through its Affiliates) shall establish a “cafeteria plan” (within the meaning of Section 125 of the Code), which shall include a premium payment, health care spending account, and dependent care spending account (the “QEP Cafeteria Plan”), with features that are comparable to those contained in the cafeteria plan maintained by Questar for the benefit of QEP Participants immediately prior to the Distribution Date (the “Questar Cafeteria Plan”). Pursuant to Revenue Ruling 2002-32, Questar shall cause the portion of the Questar Cafeteria Plan applicable to the QEP Employees to be segregated into a separate component and the account balances in such component to be transferred to the QEP Cafeteria Plan. The QEP Cafeteria Plan shall reimburse Questar or the Questar Cafeteria Plan to the extent amounts were paid by the Questar Cafeteria Plan and not collected from the QEP Employee and such amounts are subsequently collected by the QEP Cafeteria Plan with respect to such QEP Employee.

(d) Continuation of Elections. As of the Distribution Date, QEP (acting directly or through its Affiliates) shall cause the QEP Welfare Plans to recognize and maintain all elections and designations (including all coverage and contribution elections and beneficiary designations) made by QEP Participants under, or with respect to, the Questar Welfare Plans and apply such elections and designations under the QEP Welfare Plans for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the corresponding QEP Welfare Plan.

(e) COBRA and HIPAA.

(i) Effective as of the Distribution Date, QEP (acting directly or through its Affiliates) shall assume, or shall have caused the QEP Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to QEP Employees (and their dependents) who, as of the day immediately prior to the Distribution Date, were covered under a Questar Welfare Plan pursuant to COBRA.

(ii) Effective as of the Distribution Date, QEP (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the QEP Welfare Plans with respect to QEP Participants.

(iii) The Parties hereto agree that neither the Distribution nor any transfers of employment that occur as of the Distribution Date shall constitute a COBRA qualifying event for purposes of COBRA; provided, that, in all events, QEP (acting directly or through its Affiliates) shall assume, or shall have caused the QEP Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to those Questar Employees whose employment is transferred directly from the Questar Group to the QEP Group as of the Distribution Date to the extent such individual was, as of the day prior to such transfer of employment, covered under a Questar Welfare Plan.

(f) Questar to Provide Information. To the extent permitted by law, Questar shall provide QEP (to the extent that relevant information is in Questar’s possession), data in an acceptable form agreed to by the parties, which provides the names of QEP Participants who were, to the best knowledge of Questar, participants in or otherwise entitled to benefits under the Questar Welfare Plans, together with each such individual’s service credit under such plans. Questar shall also provide (or cause its plan administrators to provide) to QEP or QEP’s plan administrators, information concerning each such individual’s expenses incurred towards deductibles, out-of-pocket limits, maximum benefit payments, and any benefit usage towards plan limits thereunder. Questar shall, as soon as practicable after requested, provide QEP with such additional information in Questar’s possession (and not already in the possession of a member of the QEP Group) as may be reasonably requested by QEP and necessary to administer effectively any QEP Welfare Plan. Questar and each member of the QEP Group shall enter into such other agreements as are necessary to comply with this subsection (f), including but not limited to any agreements required by the HIPAA.

(g) Retiree Medical and Life Insurance Benefits.

(i) QEP Employees. Effective as of the Distribution Date, all members of the QEP Retiree Welfare Benefits Eligible Group (and their eligible spouses and dependents, as applicable) shall, for purposes of retiree medical and life insurance benefits, cease to be eligible or potentially eligible (as applicable) for such benefits under the Questar Welfare Plans and become eligible or potentially eligible (as applicable) for such benefits under a QEP Welfare Plan.

(ii) Former QEP Employees. Former QEP Employees (and their eligible spouses and dependents, as applicable) who, immediately prior to the Distribution Date, are eligible to receive or are receiving retiree medical and life insurance benefits under a Questar Welfare Plan shall continue to participate in the Questar Welfare Plans with respect to such benefits and shall not become eligible for such benefits under any QEP Welfare Plan.

(iii) Former QEP Employees on LTD. Each Former QEP Employee who both (A) is receiving long-term disability benefits under a Questar Welfare Plan immediately prior to the Distribution Date and (B) as of the Distribution Date, continues to be eligible for and receives long-term disability benefits under a Questar Welfare Plan when such Former QEP Employee elects to commence benefits under the Questar Retirement Plan, shall be permitted at the time of such election to elect retiree medical benefits (for the benefit of such Former QEP Employee and/or such individual’s eligible spouse and dependents, as applicable) only under such Questar Welfare Plan (and not any QEP Welfare Plan).

(iv) Retiree Benefits under the QEP Welfare Plans. This Section 5.1(g) is not intended to create any obligation to provide benefits to any person, but rather, is intended merely to allocate such obligations to the extent they may already exist. To the extent that retiree medical and life benefits are offered to any eligible person under the QEP Welfare Plans pursuant to this Section 5.1(g), such benefits shall be substantially comparable, in the aggregate, to the applicable terms of the retiree medical and life benefits provided under the Questar Welfare Plans immediately prior to the Distribution Date; provided that QEP may from time to time amend the QEP Welfare Plans to increase premiums, co-payments and deductibles with respect to retiree medical and life insurance benefits and make any other changes.

(h) Liabilities.

(i) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Questar shall cause the Questar Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of QEP Participants that are incurred prior to the Distribution Date, and QEP shall cause the QEP Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of QEP Participants that are incurred on or after the Distribution Date.

(ii) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (A) except as provided in this Agreement, Questar (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the Questar Welfare Plans, all eligible claims of QEP Participants who are QEP Employees (and their dependents) that are incurred but not paid prior to the Distribution Date, and (B) QEP (acting directly or through its Affiliates) shall fully perform, pay and discharge, under the QEP Welfare Plans, from and after the Distribution Date, all eligible claims of QEP Participants who are QEP Employees (and their dependents) that are incurred on or after the Distribution Date.

(iii) Short-term and Long-term Disability Benefits. Effective as of the Distribution Date, QEP shall assume, be liable for and provide under the QEP Welfare Plans for any (A) short-term disability benefits to a QEP Employee regardless of whether the date of the disability occurred prior to the Distribution Date; and (B) any long-term disability benefits to a QEP Employee after the Distribution Date. Any Former QEP Employee receiving long-term disability benefits under a Questar Welfare Plan as of immediately prior to the Distribution Date shall on and after the Distribution Date continue to be eligible to receive such benefits under a Questar Welfare Plan.

(iv) Incurred Claim Definition. For purposes of this Section 5.1(h), a claim or Liability shall generally be deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, on the date that the health services giving rise to such claim or Liability are rendered or performed and not when such claim is made, provided however that with respect to a period of continuous hospitalization, a claim is incurred upon the first date of such hospitalization and not on the date that such services are performed and (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability.

Section 5.2 VEBA. Effective as of the Distribution Date, Questar shall retain responsibility for all Liabilities and fully perform, pay and discharge all obligations under the VEBA and, effective as of the Distribution Date, QEP shall have no obligation with respect thereto.

Section 5.3 Time-Off Benefits. QEP shall credit each QEP Participant with the amount of accrued PTO benefits as such QEP Participant had with the Questar Group as of the Distribution Date.

ARTICLE VI

PAYROLL REPORTING AND WITHHOLDING

Section 6.1 Form W-2 Reporting.

(a) Questar Payroll. With respect to QEP Employees, the Parties shall adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 (“Rev. Proc. 2004-53”). In accordance with this procedure, QEP (and its Affiliates) as the successor employer shall provide all required Forms W-2 to all QEP Employees reflecting all wages paid and taxes withheld by both Questar as the predecessor and the QEP Group members as the successor employer for the 2010 calendar year.

(b) Form 941. Each Party shall be responsible for filing IRS Forms 941 for its respective employees.

Section 6.2 Forms W-4 and W-5. With respect to QEP Employees, the Parties shall adopt the alternative procedure of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). In accordance with this procedure, Questar shall provide to QEP and its Affiliates, as appropriate, all IRS Forms W-4 and W-5 on file with respect to each QEP Employee, and QEP and its Affiliates shall honor these forms until such time, if any, that such QEP Employee submits a revised form.

Section 6.3 Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Questar on the Distribution Date for any QEP Employees, QEP and its Affiliates, as appropriate, shall honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was on file with Questar as of immediately prior to the Distribution Date. Questar shall, as soon as practicable after the Distribution Date, provide QEP and its Affiliates, as appropriate, with such information in Questar’s possession (and not already in the possession of a member of the QEP Group) as may be reasonably requested by the QEP Group and necessary for the QEP Group to make the payroll deductions and payments to the authorized payee as required by this Section 6.3.

Section 6.4 Authorizations for Payroll Deductions. Unless otherwise prohibited by a Benefit Plan or by this Agreement or an Ancillary Agreement, QEP and its Affiliates, as appropriate, shall honor payroll deduction authorizations attributable to QEP Employees that are in effect with Questar on the Distribution Date relating to each QEP Employee, and shall not require that such QEP Employee submit a new authorization to the extent that the type of deduction by QEP or its Affiliates, as appropriate, does not differ from that made by Questar. Such deduction types include, without limitation: contributions to any QEP Benefit Plan, including any voluntary benefit plan; political action committee contributions, scheduled loan repayments to any QEP Benefit Plan or under the Questar Appliance Purchase Program; and direct deposit of payroll, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions. Each Party shall, as soon as practicable after the Distribution Date, provide the other Party with such information in its possession as may be reasonably requested by the other Party and as necessary for that Party to honor the payroll deduction authorizations contemplated by this Section 6.4.

ARTICLE VII

LABOR AND EMPLOYMENT MATTERS

Section 7.1 Separate Employers. Subject to the provisions of ERISA and the Code, on and after the Distribution Date, Questar and each member of the QEP Group shall be separate and independent employers.

Section 7.2 Employment Litigation. The QEP Group shall have the sole responsibility for all employment-related claims regarding QEP Employees or Former QEP Employees relating to, arising out of, or resulting from the employment of such individuals within the QEP Business for matters not covered in this Agreement, whether the basis for such claims arose before, on, or after the Distribution Date. The Questar Group shall have the sole responsibility for all employment-related claims regarding Questar Employees or Former Questar Employees relating to, arising out of, or resulting from the employment of such individuals within the Questar Business with respect to matters not covered in this Agreement, whether the basis for such claims arose before, on, or after the Distribution Date.

Section 7.3 Notice of Claims. Each Party hereto shall, when applicable, notify in writing and consult with the other Party prior to making any settlement of an employee claim, for the purpose of avoiding any prejudice to such other Party arising from the settlement.

ARTICLE VIII

NONQUALIFIED RETIREMENT PLANS

Section 8.1 Establishment of QEP Nonqualified Retirement Plans. Questar maintains each of the nonqualified deferred compensation plans set forth on Schedule B attached hereto (the “Questar Nonqualified Plans”) for the benefit of eligible Questar Participants and QEP Participants. Effective as of the Distribution Date, QEP shall, or shall cause one of its Affiliates to, (i) establish nonqualified deferred compensation plans solely for the benefit of those eligible QEP Employees who either have account balances or accrued benefits or were eligible to participate under the applicable Questar Nonqualified Plan immediately prior to the Distribution Date, the terms of which are substantially comparable, in the aggregate, to the terms of the applicable Questar Nonqualified Plan as in effect immediately prior to the Distribution Date, and (ii) cause the nonqualified deferred compensation plan established for the benefit of certain QEP Employees who were participants in the Questar Supplemental Executive Retirement Plan (the “Questar SERP”) immediately prior to the Distribution Date to (A) reflect the accrued benefit of such QEP Employees under the Questar SERP immediately prior to the Distribution Date, and (B) effective on and after the Distribution Date, provide for a benefit formula that takes into account the benefit that such QEP Employees would have received under the QEP Retirement Plan following the Distribution Date (the “QEP Supplemental Executive Retirement Plan”) (collectively, the “QEP Nonqualified Plans”). Effective as of the Distribution Date, QEP shall cause the QEP Nonqualified Plans to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, under the Questar Nonqualified Plans with respect to all eligible QEP Employees (excluding, for the avoidance of doubt, any amounts attributable to QEP Former Employees which shall remain in the Questar Nonqualified Plans). QEP (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding if any) and other obligations with respect to the QEP Nonqualified Plans.

Section 8.2 Continuation of Elections. As of the Distribution Date, QEP (acting directly or through an Affiliate) shall cause the QEP Nonqualified Plans to recognize and maintain all elections (including deferral, distribution and investment elections) and beneficiary designations with respect to QEP Participants under the respective Questar Nonqualified Plans to the extent such elections or designations are available under the QEP Nonqualified Plans until a new election that by its terms supersedes such original election is made by the QEP Participant in accordance with Section 409A of the Code, applicable Law and the terms and conditions of the QEP Nonqualified Plans.

ARTICLE IX

LONG-TERM STOCK INCENTIVE AWARDS

Section 9.1 Treatment of Outstanding Questar Options.

(a) Each Questar Option that is outstanding immediately prior to the Distribution Date shall, as of the Distribution Date, be converted into a QEP Option and an adjusted Questar Option (each a “Post-Distribution Questar Option”) in accordance with the succeeding paragraphs of this Section 9.1.

(b) The number of shares subject to the QEP Option shall be equal to the number of shares of QEP Common Stock to which the option holder would be entitled in the Distribution had the shares subject to the Questar Option represented outstanding shares of Questar Common Stock as of the Record Date. The per share exercise price of the Post-Distribution Questar Option shall be equal to the closing Questar “ex-dividend” share price, divided by the sum of the closing QEP “when issued” share price plus the closing Questar “ex-dividend” share price, in each case on the Distribution Date, multiplied by the per share exercise price of the Questar Option. The per share exercise price of the QEP Option shall be equal to the closing QEP “when issued” share price, divided by the sum of the closing QEP “when issued” share price plus the closing Questar “ex-dividend” share price, in each case on the Distribution Date, multiplied by the per share exercise price of the Questar Option. See Schedule D attached hereto for an example of such calculation.

(c) Prior to the Distribution Date, Questar shall amend the applicable Questar Stock Plans and applicable award agreements as necessary, effective as of the Distribution Date, to provide that for purposes of the Post-Distribution Questar Options (including in determining exercisability and the post-termination exercise period), a QEP Employee’s continued service with the QEP Group following the Distribution Date shall be deemed continued service with Questar. QEP shall issue each QEP Option under the QEP Stock Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the QEP Options shall be substantially similar to the terms and conditions applicable to the corresponding Questar Option, including the terms and conditions relating to vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the option holder’s then applicable employment agreement with Questar or its Affiliates, which terms shall remain in effect even after the expiration or termination of such employment agreement) and including a provision to the effect that, for purposes of the QEP Options, continued service with the Questar Group from and after the Distribution Date shall be deemed to constitute service with QEP.

(d) The QEP Options and the Post-Distribution Questar Options shall remain subject to the terms and conditions of the underlying Questar Option as in effect immediately prior to the Distribution Date, including any Detrimental Conduct Provisions and terms relating to post-termination exercise periods provided for in any option holder’s employment agreement.

(e) Upon the exercise of a QEP Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) QEP in accordance with the terms of the QEP Option, and QEP shall be solely responsible for the issuance of QEP Common Stock, for ensuring the withholding of all applicable tax on behalf of the employing entity of such holder, and for ensuring the remittance of such withholding taxes to the employing entity of such holder. Upon the exercise of a Questar Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) Questar in accordance with the terms of the Questar Option, and Questar shall be solely responsible for the issuance of Questar Common Stock, for ensuring the withholding of all applicable tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

Section 9.2 Treatment of Outstanding Questar Restricted Stock.

(a) Each holder as of the Record Date of Questar Restricted Shares that remain outstanding immediately prior to the Distribution Date shall receive, upon the Distribution being made, such number of QEP Restricted Shares as equals the number of shares of QEP Common Stock to which all other holders of shares of Questar Common Stock shall be entitled to receive upon the Distribution being made. The Questar Restricted Shares outstanding following the Distribution having been made are hereinafter referred to as “adjusted Questar Restricted Shares.” The QEP Restricted Shares and the adjusted Questar Restricted Shares shall be subject to the succeeding paragraphs of this Section 9.2.

(b) All QEP Restricted Shares and adjusted Questar Restricted Shares shall become vested upon the date the Questar Restricted Shares would have otherwise vested in accordance with the existing vesting schedule.

(c) Prior to the Distribution Date, Questar shall amend the applicable Questar Stock Plans as necessary, effective as of the Distribution Date, to provide that for purposes of continued vesting of the adjusted Questar Restricted Shares, a QEP Employee’s continued service with the QEP Group following the Distribution Date shall be deemed continued service with Questar. The issuance of each QEP Restricted Share shall be subject to the terms of the QEP Stock Plan, which shall provide that, except as otherwise provided herein, the terms and conditions applicable to the QEP Restricted Shares shall be substantially similar to the terms and conditions applicable to the corresponding Questar Restricted Shares (as set forth in the applicable plan, award agreement or in the holder’s then applicable employment agreement with Questar or its Affiliates, which terms shall remain in effect even after the expiration or termination of such employment agreement), including any Detrimental Conduct Provisions, and including a provision to the effect that, for purposes of the QEP Restricted Shares, continued service with the Questar Group from and after the Distribution Date shall be deemed to constitute service with QEP.

(d) Upon the vesting of the QEP Restricted Shares, QEP shall be solely responsible for the settlement of all QEP Restricted Shares, regardless of the holder thereof, and for ensuring the satisfaction of all applicable tax withholding requirements on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder. Upon the vesting of the Questar Restricted Shares, Questar shall be solely responsible for the settlement of all Questar Restricted Shares, regardless of the holder thereof, and for ensuring the satisfaction of all applicable tax withholding requirements on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

Section 9.3 No Accelerated Vesting. The Parties hereto acknowledge and agree that the vesting of any Questar Options, QEP Options, Questar Restricted Shares and QEP Restricted Shares shall not accelerate by reason of the transactions contemplated by the Separation Agreement and this Agreement.

Section 9.4 Tax Deduction. The Parties mutually agree that each of the applicable tax deductions to which they may be entitled for federal income tax purposes with regard to the QEP Options and the Post-Distribution Questar Options (pursuant to Section 9.1) and the QEP Restricted Shares and the adjusted Questar Restricted Shares (pursuant to Section 9.2) shall be determined in accordance with Revenue Ruling 2002-1.

Section 9.5 Cooperation. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of Questar Options and QEP Options and the settlement of Questar Restricted Shares and QEP Restricted Shares. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

Section 9.6 SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article IX, to the extent any such registration statement is required by applicable Law.

Section 9.7 Savings Clause. The Parties hereby acknowledge that the provisions of this Article IX are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE X

ADDITIONAL COMPENSATION MATTERS; SEVERANCE

Section 10.1 Annual Cash Incentive Awards.

(a) QEP Assumption of Annual Cash Incentive Liability. Questar maintains each of the annual cash incentive plans in which QEP Participants are eligible to participate as set forth on Schedule C attached hereto (excluding, for the avoidance of doubt, any such annual cash incentive plans maintained by QEP or its subsidiaries) (the “Questar Annual Cash Incentive Plans”). Effective as of the Distribution Date, QEP shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any awards that any QEP Participant is eligible to receive under the Questar Annual Cash Incentive Plans with respect to calendar year 2010 and, except as otherwise provided in this Agreement, Questar shall have no obligation with respect thereto after the Distribution Date.

(b) Questar Assumption of Annual Cash Incentive Liability. Effective as of the Distribution Date, Questar shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations relating to any awards that any Questar Participant is eligible to receive under the Questar Annual Cash Incentive Plans with respect to calendar year 2010 and, except as otherwise provided in this Agreement, QEP shall have no obligation with respect thereto after the Distribution Date.

(c) Establishment of QEP Annual Cash Incentive Plan. Effective as of the Distribution Date, QEP shall have adopted an annual cash incentive plan which shall permit the issuance of annual cash incentive awards on terms and conditions substantially comparable to those under the Questar Annual Cash Incentive Plans for the benefit of the QEP Employees (provided that the payment amounts and individual performance criteria shall be established in the discretion of the QEP Board of Directors or the Management Performance Committee thereof).

Section 10.2 Long-Term Cash Incentive Awards.

(a) Conversion to Restricted Stock Awards for 2009-2011 and 2010-2012 Performance Periods. Questar maintains the Questar Corporation Long-Term Cash Incentive

Plan as amended and restated effective October 28, 2008 (the “Questar Long-Term Cash Incentive Plan”) for the benefit of eligible Questar Participants and QEP Participants. Certain awards granted thereunder shall be subject to the following adjustments:

(i) Each outstanding award granted to a QEP Participant under the Questar Long-Term Cash Incentive Plan for each of the 2009-2011 and 2010-2012 performance periods shall, as of the Distribution Date, be converted from an award payable in cash to an award of a number of QEP Restricted Shares equal to the quotient obtained by dividing (x) the Cash Award Value (as defined herein) of the applicable award granted to the QEP Participant under the Questar Long-Term Cash Incentive Plan, by (y) the closing price of QEP Common Stock on the day immediately following the Distribution Date (rounding any fractional shares up to the next whole number of shares).

(ii) Each outstanding award granted to a Questar Participant under the Questar Long-Term Cash Incentive Plan for each of the 2009-2011 and 2010-2012 performance periods shall, as of the Distribution Date, be converted from an award payable in cash to an award of a number of Questar Restricted Shares equal to the quotient obtained by dividing (x) the Cash Award Value (as defined herein) of the applicable award granted to the Questar Participant under the Questar Long-Term Cash Incentive Plan, by (y) the closing price of Questar Common Stock on the day immediately following the Distribution Date (rounding any fractional shares up to the next whole number of shares).

For purposes of this Section 10.2(a), the “Cash Award Value” shall mean, with respect to each applicable award granted under the Questar Long-Term Cash Incentive Plan, the dollar amount equal to the greater of (i) the participant’s full target bonus amount under the award, or (ii) the value of the award for the applicable performance period determined as of the Distribution Date by applying to the participant’s full target bonus the multiplier specified thereunder based on the achievement of the performance goals thereunder from the beginning of the applicable performance period through the Distribution Date, using the higher of (A) the combined closing QEP “when issued” share price and the closing Questar “ex-dividend” share price, in each case on the Distribution Date, or (B) the closing Questar “regular way” share price on the Distribution Date. All QEP Restricted Shares and Questar Restricted Shares granted pursuant to this Section 10.2(a) shall become vested upon the date on which the corresponding cash award for the 2009-2011 and 2010-2012 performance period, as applicable, would have otherwise been paid under the terms of the Questar Long-Term Cash Incentive Plan, subject to such other terms and conditions set forth in the applicable award agreement and the respective QEP Stock Plan or Questar Stock Plan.

(b) Combined Performance Results of Questar and QEP for 2008-2010 Performance Period. For purposes of determining the achievement of the performance goals with respect to the awards granted to eligible Questar Participants and QEP Participants under the Questar Long-Term Cash Incentive Plan for the 2008-2010 performance period, the financial performances of Questar and QEP shall be considered in the aggregate with respect to each company performance objective set forth therein, and any payments due shall be paid in cash pursuant to the terms of the plan, provided, that the chief financial officers of both Questar and QEP mutually agree on the determination of any payouts thereunder.

(c) QEP Assumption of Long-Term Cash Incentive Liability. Effective as of the Distribution Date, QEP shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any awards that any QEP Participant is eligible to receive under the Questar Long-Term Cash Incentive Plan with respect to the 2008-2010 performance period (subject to Section 10.2(b)) and with respect to the 2009-2011 and 2010-2012 performance periods (subject to Section 10.2(a)), and except as otherwise provided in this Agreement, Questar shall have no obligation with respect thereto after the Distribution Date.

(d) Questar Assumption of Long-Term Cash Incentive Liability. Effective as of the Distribution Date, Questar shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations relating to any awards that any Questar Participant is eligible to receive under the Questar Long-Term Cash Incentive Plan with respect to the 2008-2010 (subject to Section 10.2(b)), 2009-2011 and 2010-2012 performance periods, and except as otherwise provided in this Agreement, QEP shall have no obligation with respect thereto after the Distribution Date.

(e) Establishment of QEP Long-Term Cash Incentive Plan. Effective as of the Distribution Date, QEP shall have adopted a long-term cash incentive plan which shall permit the issuance of long-term cash incentive awards on terms and conditions substantially comparable to those under the Questar Annual Cash Incentive Plans (provided that the payment amounts and individual performance criteria shall be established in the discretion of the QEP Board of Directors or the Management Performance Committee thereof).

Section 10.3 Individual Arrangements.

(a) Questar Individual Arrangements. Questar acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Questar Group or QEP Group to any Questar Participant.

(b) QEP Individual Arrangements. QEP acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the Questar Group or QEP Group to any QEP Participant.

Section 10.4 Severance Liabilities.

(a) Establishment of QEP Executive Severance Plan. Effective as of the Distribution Date, QEP shall take all steps necessary to establish for a select group of management and highly compensated QEP Employees, a severance plan which shall provide severance benefits comparable to those provided under the Questar Executive Severance Plan (the “QEP Executive Severance Plan”).

(b) Assumption of Severance Liabilities. Effective as of the Distribution Date, QEP shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any severance benefit to which a QEP Participant is entitled under the Questar Executive Severance Plan as of the Distribution Date. Likewise, Questar shall assume or retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any severance benefit to which a Questar Participant is entitled under the Questar Executive Severance Plan as of the Distribution Date.

(c) Effect of the Separation on Severance. Questar and QEP acknowledge and agree that the transactions contemplated by this Agreement and the Separation Agreement shall not constitute a termination of employment of any QEP Participant for purposes of any policy, plan, program or agreement of Questar or QEP or any member of the Questar Group or QEP Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

(d) QEP Liability for Separation Payments to Questar Corporation Employees. Schedule E attached hereto sets forth a list of Questar Employees and/or job titles of individuals who are employed by Questar immediately prior to the Distribution Date and whose employment with Questar shall be terminated within six (6) months following the Distribution Date as a result of the Separation. QEP shall be obligated to pay to Questar an amount equal to 56.33% of the total severance compensation and benefits payable to such Questar Employees within thirty (30) days following the date of such termination of employment, not to exceed, in the aggregate, $372,083, plus the expense of accelerated vesting of any equity awards.

(e) QEP Contribution for Payments to Questar Chairman, President and CEO. In the event that Questar agrees to a compensation package in connection with the termination of employment of its Chairman, President and CEO as of the Distribution Date, QEP shall pay to Questar on the Distribution Date an amount equal to 56.33% of the total compensation and benefits payable pursuant to such agreement. Such total compensation and benefits payable shall include any cash payment (in the form of a separation payment and recognition bonus payment) due under the terms of any separation agreement by and between Questar and such person, plus the expense of accelerated vesting of any outstanding restricted shares or unvested stock options pursuant to the terms of such separation agreement.

Section 10.5 Workers’ Compensation Liabilities.

(a) Pre-Distribution Date Claims. Except as set forth below, all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a QEP Employee or Former QEP Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before the Distribution Date shall be assumed or retained by QEP. Notwithstanding the foregoing, QEP shall not assume or retain any workers’ compensation Liability relating to, arising out of, or resulting from any claim by a QEP Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, while such QEP Employee was employed by any member of the Questar Group (such a claim, a “Questar Retained Claim”). All workers’ compensation Liabilities relating to, arising out of, or resulting from (i) any Questar Retained Claim or (ii) any claim by a Questar Employee or Former Questar Employee that results from an accident, incident, or event occurring, or from an occupational disease which becomes manifest before the Distribution Date shall be assumed or retained by Questar.

(b) Post-Distribution Date Claims. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a QEP Employee or Former QEP Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, on or after the Distribution Date shall be assumed or retained by QEP. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Questar Employee or Former Questar Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, on or after the Distribution Date shall be assumed or retained by Questar.

(c) General. For purposes of this Section 10.5, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or an occupational disease becomes manifest, as the case may be. Questar and QEP shall cooperate in good faith with respect to the notification to appropriate governmental agencies of the Distribution and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

Section 10.6 Director Programs.

(a) Establishment of QEP Deferred Compensation Plan for Directors. Effective as of the Distribution Date, QEP shall, or shall cause one of its Affiliates to, establish a nonqualified deferred compensation plan for the benefit of members of the QEP Board of Directors who have account balances or were eligible to participate under the Questar Deferred Compensation Plan for Directors immediately prior to the Distribution Date, the terms of which are substantially comparable, in the aggregate, to the terms of the Questar Deferred Compensation Plan for Directors as in effect immediately prior to the Distribution Date (the “QEP Deferred Compensation Plan for Directors”). Effective as of the Distribution Date, QEP shall cause the QEP Deferred Compensation Plan for Directors to assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Questar Nonqualified Plans with respect to all members of the QEP Board of Directors who were participants or eligible to participate therein. QEP (acting directly or through its Affiliates) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the QEP Deferred Compensation Plan for Directors.

(b) Continuation of Elections. As of the Distribution Date, QEP (acting directly or through an Affiliate) shall cause the QEP Deferred Compensation Plan for Directors to recognize and maintain all elections (including deferral, distribution and investment elections) and beneficiary designations with respect to participating members of the QEP Board of Directors under the Questar Deferred Compensation Plan for Directors to the extent such elections or designations are available under the QEP Deferred Compensation Plan for Directors until a new election that by its terms supersedes such original election is made by the participating member of the QEP Board of Directors in accordance with Section 409A of the Code, applicable Law and the terms and conditions of the QEP Deferred Compensation Plan for Directors.

(c) Certain Director Fees. Except as set forth in Section 10.6(a), Questar shall retain responsibility for the payment of any fees payable in respect of service on the Questar Board of Directors that are payable but not yet paid as of the Distribution Date, and QEP shall have no responsibility for any such payments (to an individual who is a member of the QEP Board of Directors as of the Distribution Date or otherwise).

Section 10.7 Section 409A. Notwithstanding anything in this Agreement to the contrary, with respect to any compensation or benefits that may be subject to Section 409A of the Code and related Department of Treasury guidance thereunder (including, without limitation, any supplemental and deferred compensation plans, outstanding long-term incentive awards, long-term cash incentive awards and annual cash incentive awards as described herein), the Parties agree to negotiate in good faith regarding any treatment different from that otherwise provided herein to the extent necessary or appropriate to (i) exempt such compensation and benefits from Section 409A of the Code, (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, and/or (iii) otherwise avoid the imposition of tax under Section 409A of the Code; provided, however, that this Section 10.7 does not create an obligation on the part of either Party to adopt any amendment, policy or procedure, to take any other action or to indemnify any Person for any failure to do any of the foregoing.

ARTICLE XI

INDEMNIFICATION

Section 11.1 General Indemnification. Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article VII of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE XII

GENERAL AND ADMINISTRATIVE

Section 12.1 Non-Solicitation. Each Party agrees that it shall not, and it shall cause its Affiliates (such Party and its Affiliates collectively, the “Hiring Party”) not to, prior to the second anniversary of the Distribution Date, knowingly, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any individual who is a current employee of the other Party or the other Party’s Affiliates to leave his or her employment and to work for such Hiring Party or others without the prior written Consent of the other Party. The restrictions contained in this Section 12.1 shall not apply to (i) general solicitations not specifically directed to any employee of a Party or its Affiliates (including a search firm who has not been encouraged or advised to approach any such employee), and (ii) any solicitation or hiring of an individual who is no longer employed by a Party or its Affiliates at the time of such solicitation or hiring.

Section 12.2 Sharing Of Information. Each Party (acting directly or through its Affiliates) shall provide to the other Party and its agents and vendors all Information as the other Party may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this

Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the requesting Party or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 12.3 Reasonable Efforts/Cooperation. Each Party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Entity

Section 12.4 Employer Rights. Nothing in this Agreement shall prohibit QEP or any QEP Affiliate from amending, modifying or terminating any QEP Benefit Plan at any time within its sole discretion. In addition, nothing in this Agreement shall prohibit Questar or any Questar Affiliate from amending, modifying or terminating any Questar Benefit Plan at any time within its sole discretion.

Section 12.5 Effect on Employment. Except as expressly provided in this Agreement, none of the Distribution or any of the actions taken in connection with the Distribution shall in and of itself cause any employee to be deemed to have incurred a termination of employment or service which entitles such individual to the commencement of benefits under any of the Questar Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Questar, QEP or either of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 12.6 Consent Of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 12.7 Access To Employees. Following the Distribution Date, Questar and QEP shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Questar and QEP) to which any employee, director or Benefit Plan of the Questar Group or QEP Group is a party and which relates to their respective Benefit Plans prior to the Distribution Date. The Party to whom an employee is made available in accordance with this Section 12.7 shall pay or reimburse the other

Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 12.8 Beneficiary Designation/Release Of Information/Right To Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to QEP Participants under Questar Benefit Plans shall be transferred to and be in full force and effect under the corresponding QEP Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant QEP Participant.

Section 12.9 Not A Change In Control. The Parties hereto acknowledge and agree that none of the Distribution or any of the transactions contemplated by the Separation Agreement and this Agreement constitute, and shall not be deemed to be, a “change in control” for purposes of any Questar Benefit Plan or QEP Benefit Plan.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Effect If Distribution Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the Separation, shall not be taken or occur, except to the extent determined by Questar.

Section 13.2 Relationship Of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 13.3 Affiliates. Each of Questar and QEP shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their Affiliates, respectively.

Section 13.4 Notices. All notices, requests, claims, demands and other communications under this Agreement, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next following Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.4):

To Questar:

Questar Corporation

180 East 100 South

Salt Lake City, UT 84111

Attn: General Counsel

Facsimile: 801) 324-5483

QEP Resources, Inc.

1050 Seventeenth Street

Denver, CO 80202

Attn: General Counsel

Facsimile: (303) 573-0314

Section 13.5 Entire Agreement. This Agreement, the Separation Agreement, and each other Ancillary Agreement, including any annexes, schedules and exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

Section 13.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement shall not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 13.7 Amendments. Subject to the terms of Section 13.8 of this Agreement, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 13.8 Termination, Etc. This Agreement (including Article XI (Indemnification) hereof) may be terminated and abandoned at any time prior to the Distribution Date by and in the sole discretion of Questar without the approval of QEP or the stockholders of Questar and it shall be deemed terminated if and when the Separation Agreement is terminated. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 13.9 Governing Law. This Agreement shall be governed by and construed in accordance with Laws of the State of Utah.

Section 13.10 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Dispute”), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article IX as incorporated herein shall be deemed to be references to this Agreement; provided, however, any references to “Agreement” or “Agreement Disputes” in such Article IX as incorporated herein shall be deemed to be references to this Agreement and Agreement Disputes as defined in this Agreement. Notwithstanding the foregoing provisions of this Section 13.10, (i) no Dispute Notice relating to the characterization of an individual as a Questar Employee, QEP Employee, Former Questar Employee or Former QEP Employee may be provided under this Section 13.10 more than one hundred eighty (180) days after the Distribution Date, and (iii) no Dispute Notice may be provided under this Section 13.10 after the second anniversary of the Distribution Date.

Section 13.11 Consent to Jurisdiction. Subject to the provisions of Article IX of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of Wyoming, and (b) the United States District Court for the District of Wyoming (the “Wyoming Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX of the Separation Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Wyoming Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 13.4 of this Agreement shall be effective service of process for any action, suit or proceeding in the Wyoming Courts with respect to any matters to which it has submitted to jurisdiction in this Section 13.11. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Wyoming Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.12 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 13.13 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 13.14 Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written Consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such Consent shall be void; provided, that, a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; and provided, further, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 13.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 13.16 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 13.17 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 13.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 13.10 of this Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any Wyoming Court, and (iii) enforcement of any such award of an arbitral tribunal or a Wyoming Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 13.19 Waiver of Jury Trial. SUBJECT TO SECTIONS 13.10, 13.11 AND 13.18 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.19.

Section 13.20 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 13.21 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

Section 13.22 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 13.23 No Interference or Amendment. Notwithstanding anything in this Agreement to the contrary, nothing in any other provision of this Agreement shall be interpreted to interfere with the rights of each Party to amend or terminate any of its respective Benefit Plans or interpreted as an amendment or other modification of any Benefit Plan.

Section 13.24 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

QUESTAR CORPORATION

By:	/s/ Keith O. Rattie
Name:	Keith O. Rattie
Title:	Chairman, President and Chief Executive Officer

QEP RESOURCES, INC.

By:	/s/ Charles B. Stanley
Name:	Charles B. Stanley
Title:	President and Chief Executive Officer